Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Reports 2015 Second Quarter Results

●	Continued positive broadband momentum with 29,200 net broadband additions
●	Delivered sequential growth in Customer Revenue
●	Raised $2.75 billion in equity offerings to fund acquisition of Verizon CA, FL and TX assets
●	Maintained an attractive and sustainable dividend payout ratio of 53%
●	Updated 2015 guidance for free cash flow, capital expenditures and cash taxes

Norwalk, Conn., August 3, 2015 — Frontier Communications Corporation (NASDAQ: FTR) today reported second quarter 2015 revenue of $1,368 million, operating income of $193 million and net loss of $28 million, or $0.03 per share. Excluding acquisition related interest expense of $73 million,  acquisition and integration costs of $35 million and certain tax benefit items of $15 million (combined impact of $55 million, or $0.06 per share after tax), non-GAAP adjusted net income was  $27 million, or $0.03 per share, for the second quarter of 2015, as determined by the Company in the attached Schedule B.

“Today we report on a quarter of substantial achievements,” said Dan McCarthy, Frontier President and Chief Executive Officer.  “On the operational front, we achieved a sequential increase in customer revenue, reflecting improved trends in the legacy Frontier business, and a stable performance in Connecticut.  These strong revenue results reflect solid execution in both the residential and business segments, and are a result of substantial initiatives to enhance our product offerings and improve the customer experience. We continued our track record of strong broadband net additions, with 29,200 this quarter, representing our tenth consecutive quarter of broadband share gains. We are building tremendous momentum in the business and the plans and programs we are implementing for the future.”

“We continue to make progress on our approval, integration and financing of the Verizon Transaction.  During the quarter we successfully completed a $2.75 billion equity raise as the underpinning for the remaining financing.  We are also on track to obtain all required regulatory approvals as well as complete the integration of the Verizon properties.  Finally, on a separate note, we have accepted the full $283 million of the FCC’s Connect America Fund – Phase II support allocated to Frontier’s markets. We will begin using these funds in 2015 to expand our broadband availability and capabilities.  Together with our current business operations, I believe the CAF II program provides Frontier the opportunity to continue to build long term shareholder value.”

Revenue for the second quarter of 2015 was $1,368 million, a decrease of $3 million, or 0.2%, from  $1,371 million reported in the first quarter of 2015.  In the second quarter, the $264 million in revenues attributable to our Connecticut operations were flat to those reported for the first quarter.

Customer revenue for the second quarter of 2015 of $1,236 million increased 0.3%  from  $1,233 million in the first quarter of 2015.  For our legacy Frontier operations, the increase in data services revenue exceeded the decline in voice services revenue. Total  residential revenue was stable at $615 million for the second quarter of

2015,  compared to $617 million in the first quarter of 2015. Total business revenue was $621 million for the second quarter of 2015,  compared to $616 million in the first quarter of 2015, an increase of 0.8%.

At June 30, 2015, the Company had 3,177,000 residential customers.  The second quarter of 2015 resulted in a net loss of 0.6% of our residential customers,  compared to a net loss of 0.4%  in the first quarter of 2015.  The average monthly residential revenue per customer was $64.43 in the second quarter of 2015, an increase of $0.30, or 0.5%, compared to the first quarter of 2015.

At June 30, 2015, the Company had 299,000 business customers.  The second quarter of 2015 resulted in a net loss of 0.6% of our business customers,  compared to a net loss of 1.2%  in the first quarter of 2015. The average monthly business revenue per customer was $689.21,  an increase of 1.6% over the first quarter of 2015.

At June 30, 2015, the Company had 2,407,400 broadband customers.  The Company has added 29,200 net broadband customers during the second quarter of 2015 compared to 17,100 net additions in the first quarter of 2015.

At June 30, 2015, the Company had 569,500 video customers.  The second quarter of 2015 resulted in a net loss of 5,000 video customers, including 2,500 satellite video customers compared to the first quarter of 2015 losses of 7,700 video customers, including 3,500 satellite video customers.

Network access expenses for the second quarter of 2015 were $161 million,  compared to $155 million in the first quarter of 2015.  Network related expenses for the second quarter of 2015 were $313 million, compared to $325 million in the first quarter of 2015. Selling, general and administrative expenses (SG&A expenses) for the second quarter of 2015 were $331 million, compared to $330 million in the first quarter of 2015.

Depreciation and amortization for the second quarter of 2015 was $335 million,  compared to $341 million in the first quarter of 2015.

Acquisition and integration costs for the second quarter of 2015 were $35 million ($0.02 per share after tax) compared to $57 million ($0.04 per share after tax) in the first quarter of 2015. For the second quarter of 2015 these costs include $5 million related to the Connecticut Acquisition and $30 million related to the Verizon Transaction.

Operating income for the second quarter of 2015 was $193 million and operating income margin was 14.1% compared to operating income of $163 million and operating income margin of 11.9% in the first quarter of 2015.

Interest expense for the second quarter of 2015 was $260 million compared to $245 million in the first quarter of 2015.  Interest expense increased by $15 million in the second quarter, primarily due to a full quarter of commitment fees for the Verizon Transaction bridge loan facilities.

Income tax expense (benefit) for the second quarter of 2015 was a tax benefit of $38 million compared to a tax benefit of $30 million in the first quarter of 2015.  The Company’s effective tax rate for the second quarter of 2015 was 57.8%.  The second quarter of 2015 includes certain tax benefit items arising from state tax law changes and a state filing method change with an impact of $15 million in reduced income tax expense.

Net income (loss) was a net loss of $28 million, or $0.03 per share, in the second quarter of 2015, compared to a  net loss of $51 million, or $0.05 per share, in the first quarter of 2015.  The second quarter of 2015 includes acquisition related interest expense of $73 million, acquisition and integration costs of $35 million and certain tax benefit items of $15 million (combined impact of $55 million, or $0.06 per share after tax). Excluding the impact of the aforementioned items, the non-GAAP adjusted net income for the second quarter of 2015 was  $27 million, or $0.03 per share, as compared to $21 million, or $0.02 per share, in the first quarter of 2015.

Capital expenditures for Frontier business operations were $178 million for the second quarter of 2015 compared to $170 million in the first quarter of 2015.  Acquisition related capital expenditures were $28 million in the second quarter and $10 million in the first quarter of 2015.  Capital expenditures funded by the Connect America Fund Phase I were $7 million and $9 million in the second and first quarter of 2015, respectively.

Operating cash flow was $528 million for the second quarter of 2015 resulting in an operating cash flow margin of 38.6%, compared to operating cash flow of $504 million and an operating cash flow margin of 36.7% for the first quarter of 2015.  Operating cash flow for the second quarter of 2015,  as adjusted and determined by the Company in the attached Schedule A, was  $561 million, or 41.0%, after excluding $35 million of acquisition and integration costs and ($2) million of non-cash pension and other postretirement benefit costs.

Free cash flow, as determined by the Company in the attached Schedule A, was $200 million for the second quarter of 2015 compared to $197 million in the first quarter.  The Company’s dividend represented a 53%  payout of free cash flow for the second quarter of 2015 and 54% for the first quarter.

Equity Issuance

In June 2015, the Company completed registered public offerings for 165 million shares of common stock at a public offering price of $5.00 per share, with aggregate net proceeds of $799 million, and 19.25 million shares of 11.125% mandatory convertible preferred stock (Series A) at a public offering price of $100.00 per share, with aggregate net proceeds of $1,866 million.  The Company will use the net proceeds from these issuances to fund a portion of the Verizon Transaction.

Pension Contributions

Cash contributions to the pension plan were $23 million for the second quarter of 2015 and $40 million during the first six months of 2015.  As previously disclosed, we anticipate making contributions of cash, or a combination of cash and other assets, to our pension plan of approximately $100 million in 2015.

2015 Guidance Updated

For the full year of 2015, the Company is updating its guidance to take into consideration its acceptance of the Federal Communications Commission’s CAF II subsidy program. The Company’s expectation for free cash flow is $825 million to $865 million and for capital expenditures for Frontier business operations is  $700 million to $750 million. The Company expects that absent any further legislative changes in 2015, our 2015 cash taxes will be $95 million to $110 million.

Non-GAAP Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income, free cash flow, operating cash flow and adjusted operating cash flow. A reconciliation of the differences between non-GAAP adjusted net income, free cash flow, operating cash flow and adjusted operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income (loss) as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that non-GAAP adjusted net income, free cash flow,  operating cash flow and adjusted operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income (loss) as reflected in the statement of operations, or cash flow as reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude certain tax items, acquisition and integration costs, acquisition related interest expense, severance costs and non-cash pension and other postretirement benefit costs, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

The Company will host a conference call today at 8:30  A.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding second quarter 2015 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available beginning at 11:30 A.M. Eastern time, Monday,  August 3, 2015 through Saturday, August 8, 2015 at 11:30  A.M. Eastern time via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820. Use the passcode 5281007 to access the replay.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states.  Frontier’s approximately 18,200 employees are based entirely in the United States. More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: risks related to the pending acquisition of properties from Verizon, including our ability to complete the acquisition of such operations, our ability to successfully integrate operations, our ability to realize anticipated cost savings, sufficiency of the assets to be acquired from Verizon, our ability to migrate Verizon’s operations from Verizon owned and operated systems and processes to our owned and operated systems and processes successfully, failure to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned, failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the acquisition, and increased expenses incurred due to activities related to the transaction; the ability of the banks that have provided the bridge financing commitments to meet their obligations thereunder in the event the Company is required to draw on the bridge financing; our ability to raise, on terms reasonable and acceptable to us, all or a portion of the financing to replace the current bridge financing commitments with debt and equity financing to complete the Verizon Transaction prior to the closing of such transaction, which, if the Verizon Transaction is ultimately not consummated or is delayed, could require us to pay significant interest expense, dividends and other costs in connection with the financing without achieving the expected benefits of the Verizon Transaction; our ability to meet our debt and debt service obligations; competition from cable, wireless and other wireline carriers and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common and preferred shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2015 and beyond; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the ability, or increase the cost, of financing to us; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q.  These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

###

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the six months ended
($ in millions and shares in thousands, except per share amounts)	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014

Statement of Operations Data
Revenue	$1,368	$1,371	$1,147	$2,739	$2,301

Operating expenses:
Network access expenses	161	155	106	316	213
Network related expenses (1)	313	325	259	638	522
Selling, general and administrative expenses (1)	331	330	265	661	531
Depreciation and amortization	335	341	274	676	555
Acquisition and integration costs (2)	35	57	19	92	30
Total operating expenses	1,175	1,208	923	2,383	1,851

Operating income	193	163	224	356	450

Investment and other income, net	1	1	-	2	1
Interest expense	260	245	167	505	338

Income (loss) before income taxes	(66)	(81)	57	(147)	113
Income tax expense (benefit)	(38)	(30)	19	(68)	36

Net income (loss) (2)	$(28)	$(51)	$38	$(79)	$77

Weighted average shares outstanding - basic (6)	1,037,407	994,716	994,628	1,018,976	994,285

Basic net income (loss) per common share (3)	$(0.03)	$(0.05)	$0.04	$(0.08)	$0.08

Non-GAAP adjusted basic net income per common share (3)(4)	$0.03	$0.02	$0.05	$0.05	$0.10

Other Financial Data
Capital expenditures - Business operations	$178	$170	$126	$348	$261
Capital expenditures - Integration activities	28	10	32	38	42
Operating cash flow, as adjusted (4)	561	564	515	1,125	1,036
Free cash flow (4)	200	197	216	397	451
Dividends paid	106	105	100	211	200
Dividend payout ratio (5)	53%	54%	46%	53%	44%

(1)	Includes severance costs of $1 million for each of the quarters ended March 31, 2015 and June 30, 2014, and $1 million for each of the six months ended June 30, 2015 and 2014.
(2)

Reflects acquisition and integration costs of $35 million ($23 million or $0.02 per share after tax), $57 million ($35 million or $0.04 per share after tax), and $19 million ($13 million or $0.01 per share after tax) for the quarters ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively and $92 million ($58 million or $0.06 per share after tax) and $30 million ($19 million or $0.02 per share after tax) for the six months ended June 30, 2015, and 2014, respectively.

(3)	Calculation based on weighted average shares outstanding-basic.
(4)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(5)	Represents dividends paid divided by free cash flow, as determined in Schedule A.
(6)	As of June 30, 2015, there were 1,168,266 shares of common stock outstanding and 19,250 shares of mandatory convertible preferred stock (Series A) outstanding.

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	June 30, 2015			March 31, 2015
($ in millions)		Connecticut	Frontier		Connecticut	Frontier	June 30,
	Consolidated	Operations	Legacy	Consolidated	Operations	Legacy	2014

Selected Statement of Operations Data
Revenue:
Voice services	$515	$92	$423	$525	$93	$432	$472
Data and internet services	584	106	478	575	107	468	463
Other	137	54	83	133	54	79	78
Customer revenue	1,236	252	984	1,233	254	979	1,013
Switched access and subsidy	132	12	120	138	10	128	134
Total revenue	$1,368	$264	$1,104	$1,371	$264	$1,107	$1,147

Other Financial Data
Revenue:
Residential	$615	$133	$482	$617	$138	$479	$497
Business	621	119	502	616	116	500	516
Customer revenue	1,236	252	984	1,233	254	979	1,013
Switched access and subsidy	132	12	120	138	10	128	134
Total revenue	$1,368	$264	$1,104	$1,371	$264	$1,107	$1,147

	For the six months ended
	June 30, 2015
		Connecticut	Frontier	June 30,
	Consolidated	Operations	Legacy	2014

Selected Statement of Operations Data
Revenue:
Voice services	$1,040	$185	$855	$954
Data and internet services	1,159	213	946	924
Other	270	108	162	156
Customer revenue	2,469	506	1,963	2,034
Switched access and subsidy	270	22	248	267
Total revenue	$2,739	$528	$2,211	$2,301

Other Financial Data
Revenue:
Residential	$1,232	$271	$961	$993
Business	1,237	235	1,002	1,041
Customer revenue	2,469	506	1,963	2,034
Switched access and subsidy	270	22	248	267
Total revenue	$2,739	$528	$2,211	$2,301

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014

Customers (in thousands) (1)	3,476	3,496	3,026	3,476	3,026
Residential customer metrics:
Customers (in thousands) (1)	3,177	3,195	2,762	3,177	2,762
Average monthly residential revenue per customer	$64.43	$64.13	$59.64	$64.31	$59.35
Customer monthly churn	1.78%	1.78%	1.80%	1.78%	1.71%

Business customer metrics:
Customers (in thousands) (1)	299	301	264	299	264
Average monthly business revenue per customer	$689.21	$678.15	$648.71	$684.58	$649.97

Employees	18,183	17,815	13,910	18,183	13,910
Broadband subscribers (in thousands) (2)	2,407	2,378	1,932	2,407	1,932
Video subscribers (in thousands) (2)	570	574	394	570	394
Switched access minutes of use (in millions)	3,863	3,948	3,760	7,811	7,703

(1)	Reflects 470,100 residential customers, 48,800 business customers and 519,000 total customers attributable to the Connecticut Acquisition as of October 24, 2014.
(2)	Reflects 385,800 broadband subscribers and 192,000 video subscribers attributable to the Connecticut Acquisition as of October 24, 2014.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)
	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,246	$682
Accounts receivable, net	541	614
Restricted cash	1,840	-
Other current assets	461	190
Total current assets	4,088	1,486

Property, plant and equipment, net	8,432	8,566
Other assets - principally goodwill	8,766	8,922
Total assets	$21,286	$18,974

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$97	$298
Accounts payable and other current liabilities	1,311	1,214
Total current liabilities	1,408	1,512

Deferred income taxes and other liabilities	4,390	4,318
Long-term debt	9,440	9,486
Equity	6,048	3,658
Total liabilities and equity	$21,286	$18,974

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in millions)	For the six months ended June 30,
	2015	2014

Cash flows provided from (used by) operating activities:
Net income (loss)	$(79)	$77
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	676	555
Stock based compensation expense	12	12
Other non-cash adjustments	128	20
Deferred income taxes	115	(66)
Change in accounts receivable	77	15
Change in accounts payable and other liabilities	(99)	(35)
Change in other current assets	(214)	63
Net cash provided from operating activities	616	641

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(348)	(261)
Capital expenditures - Integration activities	(38)	(42)
Network expansion funded by Connect America Fund	(16)	(25)
Grant funds received for network expansion from Connect America Fund	-	4
Cash transferred (to) from escrow	(1,840)	8
Cash paid for an acquisition	(16)	-
Other	1	23
Net cash used by investing activities	(2,257)	(293)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	3	11
Long-term debt payments	(250)	(230)
Proceeds from issuance of common stock, net	799	-
Proceeds from issuance of preferred stock, net	1,866	-
Dividends paid	(211)	(200)
Other	(2)	(8)
Net cash provided from (used by) financing activities	2,205	(427)

Increase / (Decrease) in cash and cash equivalents	564	(79)
Cash and cash equivalents at January 1,	682	880

Cash and cash equivalents at June 30,	$1,246	$801

Supplemental cash flow information:
Cash paid during the period for:
Interest	$358	$319
Income taxes, net	$20	$14

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the six months ended
($ in millions)	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,368	$1,371	$1,147	$2,739	$2,301
Less: Total operating expenses	1,175	1,208	923	2,383	1,851
Operating income	193	163	224	356	450

Depreciation and amortization	335	341	274	676	555
Operating cash flow	528	504	498	1,032	1,005

Add back:
Acquisition and integration costs	35	57	19	92	30
Pension/OPEB costs (1)	(2)	2	(3)	-	-
Severance costs	-	1	1	1	1
Adjusted operating cash flow	561	564	515	1,125	1,036

Add back:
Interest and dividend income	-	1	-	1	1
Stock based compensation	5	7	6	12	12

Subtract:
Cash paid for income taxes	3	17	19	20	14
Capital expenditures - Business operations (2)	178	170	126	348	261
Interest expense (3)	185	188	160	373	323
Free cash flow	$200	$197	$216	$397	$451

Operating income margin (Operating income
divided by revenue)
As Reported	14.1%	11.9%	19.6%	13.0%	19.6%
As Adjusted (4)	16.6%	16.2%	21.1%	16.4%	20.9%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	38.6%	36.7%	43.4%	37.6%	43.7%
As Adjusted	41.0%	41.1%	44.9%	41.0%	45.0%

(1)

Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $18 million, $19 million and $14 million for the quarters ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively, less cash pension contributions and certain OPEB costs/payments of $20 million, $17 million and $18 million for the quarters ended June 30, 2015, March 31, 2015 and June 30, 2014,  respectively. Reflects pension and OPEB expense, net of capitalized amounts, of $37 million and $29 million for the six months ended June 30, 2015 and 2014, respectively, less cash pension contributions and certain OPEB costs/payments of $37 million and $29 million for the six months ended June 30, 2015 and 2014, respectively.

(2)	Excludes capital expenditures for integration activities.
(3)

Excludes interest expense of $73 million, $58 million and $8 million for the quarters ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively, and $132 million and $15 million for the six months ended June 30, 2015 and 2014, respectively, related to commitment fees on bridge loan facilities in connection with the pending Verizon Transaction and the Connecticut Acquisition.

(4)	Excludes acquisition and integration costs, pension/OPEB costs and severance costs.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in millions, except per share amounts)
	For the quarter ended
	June 30, 2015		March 31, 2015		June 30, 2014
Net income (loss)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income	Basic Earnings Per Share

GAAP, as reported	$(28)	$(0.03)	$(51)	$(0.05)	$38	$0.04
Acquisition and integration costs	23	0.02	35	0.04	13	0.01
Severance costs	-	-	1	-	1	-
Acquisition related interest expense (1)	47	0.05	36	0.04	5	-
Certain tax items (2)	(15)	(0.01)	-	-	(3)	-
Non-GAAP, as adjusted (3)	$27	$0.03	$21	$0.02	$54	$0.05

	For the six months ended
	June 30, 2015				June 30, 2014
Net income (loss)	Net Income (Loss)	Basic Earnings (Loss) Per Share			Net Income	Basic Earnings Per Share

GAAP, as reported	$(79)	$(0.08)			$77	$0.08
Acquisition and integration costs	58	0.06			19	0.02
Severance costs	1	-			1	-
Acquisition related interest expense (1)	83	0.08			10	0.01
Certain tax items (2)	(15)	(0.01)			(5)	-
Non-GAAP, as adjusted (3)	$48	$0.05			$102	$0.10

(1)	Represents interest expense related to commitment fees on bridge loan facilities in connection with the pending Verizon Transaction and the Connecticut Acquisition.
(2)	Includes impact arising from state law changes, state filing method change and the net impact of uncertain tax positions.
(3)	Non-GAAP, as adjusted may not sum due to rounding.